Exhibit 3.6

EXECUTION VERSION

LIMITED LIABILITY COMPANY AGREEMENT

OF

CHASE INDUSTRIES, LLC

i

LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of CHASE INDUSTRIES, LLC is entered into by OLIN CORPORATION, a Virginia corporation, as Managing Member (the “Managing Member”).

The Managing Member hereby forms a limited liability company pursuant to the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.) (the “Act”), and hereby agrees as follows:

Name. The name of the limited liability company formed hereby is CHASE INDUSTRIES, LLC (the “Company”).

Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

Registered Office. The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

Members, The name and the business, residence or mailing address of the Managing Member is as follows:

Name	Address
OLIN CORPORATION	427 N. Shamrock Street East Alton, IL 62024

Powers. The business and affairs of the Company shall be managed by or under the direction of the Managing Member. The Managing Member shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by the Managing Member under the laws of the State of Delaware. [Joseph Barsalona] is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file the certificate of formation of the Company (and any amendments and/or restatements thereof) (the “Certificate of Formation”) and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

Effectiveness. This Agreement shall become effective simultaneously with the filing of the Certificate of Formation.

Amendment. The Managing Member shall have the power to amend or waive this Agreement.

Authorized Membership Interests; Classification of Interests. The total number of shares of Membership Interests that the Company shall have the authority to issue is 1,000 (the “Membership Interests”). The rights, preferences and privileges of the Membership Interests shall be identical.

Voting Matters. Any action permitted or required to be taken by the members of the Company may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by each of the members of the Company.

Securities Matters. No holder of Membership Interests shall make any Disposition at any time if such action would constitute a violation of any United States Federal or state securities or blue sky laws or a breach of the conditions to any exemption from registration of the Membership Interests under any such laws or a breach of any undertaking or agreement entered into pursuant to such laws or in connection with obtaining an exemption thereunder, and the Company shall not transfer upon its books any Membership Interests unless prior thereto the Company has received (or the holders of all Membership Interests have waived in writing the requirement that the Company receive) an opinion of counsel in form and substance satisfactory to the Company that such transaction is in compliance with this Section 11.

Certification. The Membership Interests shall not be certificated.

Additional Contributions. The Managing Member is not required to make any additional capital contributions to the Company.

Distribution. Distributions shall be made to the members of the Company at the times and in the aggregate amounts determined by the Managing Member.

Books and Records. At all times during the existence of the Company, the Company shall maintain, at its principal place of business, separate books of account for the Company. Such books of account, together with a copy of this Agreement and the Certificate of Formation of the Company, as amended or restated from time to time, shall at all times be maintained at the principal place of business of the Company.

Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the earliest to occur of: (a) a decision made at any time by the Managing Member to dissolve the Company or (b) the sale, condemnation or disposition of all of the Company’s assets and the receipt of all consideration therefor.

Liquidation. Upon a dissolution pursuant to Section 16, the Company business and assets shall be liquidated in an orderly manner. The Managing Member or its designee shall be the liquidator to wind up the affairs of the Company pursuant to this Agreement. In performing its duties, the liquidator is authorized to sell, distribute, exchange or otherwise dispose of Company assets in accordance with the Act in any reasonable manner that the liquidator shall determine.

Tax Treatment. The Managing Member intends that the Company be disregarded as a separate entity for U.S. Federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3, and no election to the contrary shall be filed by or on behalf of the Company. Accordingly, the Managing Member shall be treated as the owner of the Company’s assets, and all income, gain, loss, deduction and credit of the Company shall be reported by the Managing Member on its own returns.

Restrictions on Transfer. The Managing Member shall have the right to sell, assign, dispose of, or otherwise transfer, pledge or encumber, all or any of its interest in the Company.

Liability of the Members. a) No holder of Membership Interests (in such capacity or as manager of the Company) shall have any personal liability for the debts, obligations or liabilities of the Company, except to the extent expressly provided in the Act. None of the Covered Persons shall be liable to the Company or any other Covered Person for any loss, liability, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company, except for any act taken by any holder of Membership Interests purporting to bind the Company that has not been authorized pursuant to this Agreement. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any person or entity as to matters which such Covered Person reasonably believes are within such person’s or entity’s professional or expert competence.

To the extent that, at law or in equity, any Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, such Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Managing Member to replace such other duties and liabilities of such Covered Person, to the maximum extent permitted by applicable law.

To the maximum extent permitted by applicable law, each Covered Person shall be entitled to indemnification from the Company for any loss, liability, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company; provided, however, that any indemnity under this Section 20(c) shall be provided out of and to the extent of the Company’s assets only, and no Covered Person shall have any personal liability on account thereof. To the maximum extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding subject to recapture by the Company following a later determination that such Covered Person was not entitled to indemnification hereunder.

Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

Severability. If any portion of this Agreement is declared by a court of competent jurisdiction to be invalid or unenforceable, such declaration shall not affect the validity of the remaining provisions.

Headings. The titles of Sections of this Agreement are for convenience only and shall not be interpreted to limit or amplify the provisions of this Agreement.

Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Managing Member; provided, however, that Section 20 shall benefit Covered Persons.

Successors and Assigns. This Agreement shall be binding upon the Company, its members and its and their heirs, executors, administrators, successors and permitted assigns. Any member of the Company that effects a Disposition of all of its Membership Interests in conformity with the terms of this Agreement shall cease to be a party to this Agreement and shall have no further rights or obligations under this Agreement.

Certain Definitions. As used in this Agreement:

“Covered Person” shall mean any manager or officer of the Company and any holder of Membership Interests (in such capacity or acting as a manager of the Company) and any partner therein or affiliate or trustee thereof.

“Disposition” shall mean any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any other disposition, of Membership Interests (or any interest therein or right thereto) or of all or part of the voting power associated with Membership Interests (or any interest therein) whatsoever, or any other transfer of beneficial ownership of Membership Interests whether voluntary or involuntary, including (a) as a part of any liquidation of any Member’s assets or (b) as a part of any reorganization of a Member pursuant to the United States or other bankruptcy law or other similar debtor relief laws.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of November 13, 2007.

OLIN CORPORATION,

by
	Name:	Theodore A. Zimmermann
	Title:	Assistant Secretary